For Immediate Release	Exhibit 99.1

M&F Bancorp, Inc. Releases 2012 Results

March 29, 2013--M&F Bancorp, Inc. (OTCBB: MFBP) ("the Company"), a bank holding company headquartered in Durham, NC, today released its results as of and for the year ended December 31, 2012. Total assets as of December 31, 2012 were $296.1 million, a decrease of 2.74%. Total loans outstanding at December 31, 2012 were $175.2 million compared to $188.1 million at December 31, 2011. The decrease resulted from normal runoff, lack of demand for new loans, and increased pressure from other banks to refinance existing loan relationships. Deposits totaled $250.9 million at December 31, 2012 compared to $259.1 million at December 31, 2011.

Interest income totaled $11.6 million during the year ended December 31, 2012 compared to $12.4 million during the comparable period of 2011. The decrease was reflective of lower average loan balances outstanding combined with lower yields on loans and investments. The Company added $166 thousand to its provision for loan losses during 2012 compared to $903 thousand during 2011. Non-interest income totaled $2.4 million during 2012 compared to $3.4 million during 2011. The decrease was primarily attributable to $864 realized gains at foreclosure, which occurred during 2011, compared to none during 2012. Non-interest expense totaled $12.3 million during 2012 million compared to $12.7 million during 2011. The 3.28% decrease in non-interest expense was primarily driven by a $629 thousand reduction in net OREO expenses and $163 thousand reduction in professional fees, partially offset with increases in salaries and benefits of $427 thousand and $104 thousand increase in other operating expenses. Net income before preferred stock dividends and accretion totaled $341 thousand during 2012 compared to $606 thousand during 2011. Preferred dividends and accretion totaled $237 thousand and $236 thousand during 2012 and 2011, respectively. Net income available to common stockholders totaled $104 thousand and $370 thousand during 2012 and 2011, respectively.

Kim D. Saunders, President and CEO, stated "2012 was a challenging year due to the weak, but improving economy. Our talented team of bankers worked diligently to remain focused on managing problem loans, seeking opportunities for lending to qualified borrowers, managing costs and delivering unparalleled customer service, which resulted in our ability to continue our legacy of profitability. Our long-term success would not be possible without our most valuable assets, our employees, loyal customers and stockholders.”

This release may contain certain forward-looking statements with respect to the financial condition, results of operations, and business of M&F Bancorp, Inc. and Mechanics and Farmers Bank, and on information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," estimate," and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission and is available at www.sec.gov.

Mechanics and Farmers Bank (M&F Bank) is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. M&F Bank is one of only a few NC banks designated by the United States Treasury as a Community Development Financial Institution (CDFI). Its vision is to be the preferred community bank in its markets. M&F Bank is the wholly owned subsidiary of M&F Bancorp, Inc., a one-bank holding company headquartered in Durham, NC, with assets of approximately $296 million as of December 31, 2012. M&F Bancorp’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information, contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at (919) 687-7800 or visit www.mfbonline.com

Contact: M&F Bancorp, Inc. Randall C. Hall, SVP/CFO 919-313-3600 or randall.hall@mfbonline.com

M&F Bancorp, Inc. Selected Financial Information

Selected Balance Sheet Data	As of December 31,
(Dollars in thousands)	2012	2011	2010

Cash and due from banks	$42,586	$61,296	$74,575
Securities	60,811	37,595	20,627
Gross loans	175,222	188,084	204,328
Allowance for loan losses	(3,499)	(3,850)	(3,851)
Total Assets	296,099	304,456	314,966
Deposits	250,879	259,143	269,684
Borrowings	2,937	2,939	3,302
Stockholders' equity	36,279	36,397	36,410

Summary of Operations	For the Year Ended December 31,
(Dollars in thousands)	2012	2011	2010
Interest income	$11,553	$12,385	$13,204
Interest expense	1,022	1,504	2,159
Net interest income	10,531	10,881	11,045
Provision for loan losses	166	903	520
Net interest income after provision for loan losses	10,365	9,978	10,525
Non-interest income	2,353	3,446	2,222
Non-interest expense	12,261	12,677	11,844
Pre-tax net income	457	747	903
Income tax expense	116	141	89
Preferred dividends and accretion	(237)	(236)	(475)
Net income (1)	$104	$370	$339

	For the Year Ended December 31,
	2012	2011	2010
Per Share Data (1)
Net income-basic and diluted	$0.05	$0.18	$0.17
Common stock dividends	0.125	0.125	0.100
Book value per share of common stock (2)	12.08	12.14	12.15
Average common shares outstanding	2,031,337	2,031,337	2,031,337

Selected Ratios (1)
Return on average assets	0.03%	0.12%	0.11%
Return on average stockholders' equity	0.28	1.00	0.92

Dividend payout ratio	2.50	0.69	0.59
Average stockholders' equity to average total assets	12.23	12.04	12.46
Net interest margin (3)	3.77	3.81	4.06

(1) available to common stockholders
(2) stockholders equity reduced for liquidation value of preferred stock
(3) on a tax equivalent basis